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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the Registration Statement (Form S-3
No. 333-54350) and related Prospectus of Gilead Sciences, Inc. for the registration of $250,000,000 of 5% Convertible Subordinated Notes due December 15, 2007 and 5,089,058 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2000, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 7, 2001